Item 2.05  Costs Associated with Exit or Disposal Activities

Con-way Global Solutions, Inc., ("CGS"), a wholly-owned subsidiary of Con-way Inc. (the "Company"), operated an air freight forwarding business under the name "Con-way Forwarding." After reviewing the competitive position and prospects of CGS, on June 2, 2006 the Board of Directors of CGS authorized management to discontinue CGS's operations, effective immediately. On that date, CGS notified substantially all of its approximately 115 employees that their employment was terminated effective immediately. A small number of employees were retained in order to oversee the wind-down of CGS's affairs.

The Company expects to take a charge of approximately $8 million in connection with CGS's discontinuation of operations, reflecting primarily the write-off of certain non-transferable assets, severance costs and lease loss.

A copy of the Company's press release announcing the discontinuation of operations is attached hereto as Exhibit 99.